Exhibit 99.1

FOR IMMEDIATE RELEASE

MAN SANG HOLDINGS, INC. RECEIVES APPROVAL FOR

AMERICAN STOCK EXCHANGE LISTING

NEW YORK--(BUSINESS WIRE)—July 25, 2005--Man Sang Holdings, Inc. (the “Company”) (OTCBB: MSHI.OB) today announced that it has received approval to list its common shares on the American Stock Exchange (“AMEX”). Such approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on AMEX, and may be rescinded if the Company is not in compliance with such standards. The Company has been listed on the Over The Counter Bulletin Board since 1996 and intends to begin trading its common stock on AMEX on August 8, 2005 under the symbol “MHJ”.

Mr. Ricky Cheng, Chairman of the Board, President and Chief Executive Officer of the Company, said, “We are extremely delighted by the approval of our listing on the American Stock Exchange. The AMEX listing is one more milestone in our evolution as a company and we are proud to be able to meet the high standard of reporting and financial strength required by AMEX. We believe our listing will attract a broader investor base while providing our stockholders with a more liquid and efficient market in which to trade our shares. Most importantly, the listing reflects the true value of our company.”

About Man Sang Holdings, Inc.

Man Sang Holdings, Inc. and its subsidiaries (together the “Man Sang Group”) are one of the world’s largest purchasers and processors of Chinese cultured and freshwater pearls. The Man Sang Group is principally engaged in the purchasing, processing, assembling, merchandising and wholesale distribution of pearls, pearl jewelry and other jewelry products. In addition, the Man Sang Group owns and operates the Man Sang Industrial City, an industrial complex, located in Gong Ming Zhen, Shenzhen Special Economic Zone, PRC.

This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “except,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

CONTACTS:

Man Sang Holdings, Inc. Mr. Sonny Hung (852) 2317 9369 E-mail: sonnyh@man-sang.com	The Altman Group, Inc. Patricia Baronowski (212) 400-2604 Email: pbaronowski@altmangroup.com